EXHIBIT 4.1
                                                                     -----------



                                 AMENDMENT NO. 5

                                       TO

                                RIGHTS AGREEMENT

                          dated as of December 23, 1994

                                 by and between

                             HAWAIIAN AIRLINES, INC.

                                       and

                          MELLON INVESTOR SERVICES LLC

                                 as Rights Agent



         AMENDMENT NO. 5, dated as of August 29, 2002 (this "AMENDMENT"), to the Rights Agreement, dated as of December 23, 1994, as amended from time to time (the "AGREEMENT"), between Hawaiian Airlines, Inc., a Hawaii corporation (the "COMPANY"), and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to Chemical Trust Company of California), as rights agent (the "RIGHTS AGENT"). Unless the context indicates to the contrary, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 2, 2002 (the "AIP MERGER AGREEMENT"), by and among Hawaiian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("HOLDINGS"), AIP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("AIP MERGER SUB"), AIP General Partner, Inc., a Delaware corporation ("AIP GP") (which is the sole general partner of Airline Investors Partnership, L.P., a Delaware limited partnership and the majority shareholder of the Company ("AIP")), and AIP, Inc., a Delaware corporation ("AIP INC.") (which is the sole limited partner of AIP), INTER ALIA, (a) at the First Effective Time (as defined therein), AIP GP will merge with and into AIP Inc., with AIP Inc. as the surviving corporation, as a result of which AIP Inc. will hold all of the partnership interests in AIP and AIP will therefore cease to exist, with AIP Inc. thereby becoming the direct holder of all of the Common Shares (together with the Rights associated with such Common Shares) held by AIP immediately prior thereto, and (b) at the Second Effective Time (as defined therein), (i) AIP Merger Sub will merge with and into AIP Inc., with AIP Inc. as the surviving corporation and (ii) AIP, LLC, a Delaware limited liability company formed by the shareholders of AIP GP and AIP Inc., will have its shares of AIP Inc. converted into the right to receive a number of shares of common stock, par value $.01 per share, of Holdings ("HOLDINGS COMMON STOCK") equal to the number of Common Shares held by AIP immediately prior thereto;

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 2, 2002 (the "HAWAIIAN MERGER AGREEMENT"), by and among the Company, Holdings and HA Sub Inc., a Hawaii corporation and a wholly owned subsidiary of Holdings ("HA MERGER SUB"), INTER ALIA, at the Effective Time (as defined therein), (a)

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HA Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the "MERGER"), and (b) each Common Share, together with the Rights associated with such Common Shares (other than such Common Shares held by AIP Inc. (together with the Rights associated with such Common Shares), which Common Shares shall continue to be outstanding and held by AIP Inc. as a wholly owned subsidiary of Holdings) will be converted into the right to receive one share of Holdings Common Stock;

         WHEREAS, in connection with the consideration and approval of the AIP Merger Agreement and the Hawaiian Merger Agreement, the Board of Directors of the Company, by resolutions adopted at the April 26, 2002 meeting of such Board of Directors, has deemed the Merger to be an "Approved Section 13(a) Transaction" and deemed AIP Inc. not to be an "Acquiring Person," in each case, under the Agreement;

         WHEREAS, pursuant to Section 27 of the Agreement, the Board of Directors of the Company may, from time to time, supplement or amend any provision of the Agreement in accordance with the provisions of such Section;

         WHEREAS, the Board of Directors of the Company, by resolutions adopted at the August 23, 2002 meeting of such Board of Directors, has approved this Amendment;

         NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         1. AMENDMENT TO SECTION 1(N). Section 1(n) is hereby amended and restated in its entirety to read as follows:

                           "(n) "EXPIRATION DATE" shall mean August 30, 2002."

         2. AMENDMENT TO SECTION 2. The first sentence of Section 2 is hereby amended to delete the words "and the holders of Rights".

         3. AMENDMENT TO SECTION 3(A). Section 3(a) is hereby amended and restated in its entirety as follows:

                           "(a) "DISTRIBUTION DATE" shall mean the date, after December 23, 1994 and prior to the earlier of the Redemption Date or the Expiration Date, that is the earliest of (i) the tenth Business Day (or such later day as shall be designated by the Board of Directors of the Company) following the date of the commencement of, or the first public announcement of the intent of any Person, other than an Exempt Person, to commence a tender offer or exchange offer, the consummation of which would cause any Person to become an Acquiring Person, (ii) the tenth Business Day (or such later day as shall be designated by the Board of Directors of the Company) following the Share Acquisition Date, or (iii) the date of the first Section 13(a) Event."

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         4.       AMENDMENT TO SECTION 9(A). Section 9(a) is hereby amended and restated in its entirety as follows:

                           "(a) Subject to Section 7(e) hereof, the Company shall cause to be reserved and kept available out of its authorized and unissued equity securities (or out of its authorized and issued equity securities held in its treasury), the number of such equity securities that will from time to time be sufficient to permit the exercise in full prior to the earlier of the Redemption Date or the Expiration Date of all outstanding Rights."

         5. AMENDMENT TO SECTION 13(A). The first paragraph of Section 13(a) is hereby amended and restated in its entirety to read as follows:

                           "(a) In the event that at any time on or after the Share Acquisition Date and prior to the earlier of the Redemption Date or the Expiration Date (a "SECTION 13(A) EVENT") directly or indirectly (except pursuant to a consolidation, merger or sale or transfer of assets or earnings power which is approved by the Board of Directors of the Company (with a specific resolution that this Section 13(a) is not to be applicable) and which does not involve an Acquiring Person or an Affiliate or Associate of an Acquiring Person or any other Person in which such Acquiring Person, Affiliate or Associate has any interest or any other Person acting directly or indirectly on behalf of or in association with any such Acquiring Person, Affiliate or Associate (such an approved transaction being referred to as an "APPROVED SECTION 13(A) TRANSACTION")), (1) the Company shall consolidate with or merge with and into any other Person and the Company shall not be the continuing or surviving corporation in such consolidation or merger,
         (2) any Person shall consolidate with or merge with and into the Company and the Company shall be the continuing or surviving corporation in such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any Person or cash or any other property, or (3) the Company and/or any one or more of its Subsidiaries shall sell or otherwise transfer, in one or more transactions (other than transactions in the ordinary course of business), assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons other than the Company or one or more of its wholly owned Subsidiaries (such Person, together with the Persons described in clauses (1) and (2) above shall be collectively referred to in this
         Section 13 as the "SURVIVING PERSON"), then, and in each such case, proper provisions shall be made so that:"

         6. AMENDMENT TO SECTION 18(B). Section 18(b) is hereby amended by restating in its entirety the last sentence of such section as follows:

                           "Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever (including but not limited to

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         lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of the action."

         7. AMENDMENT TO SECTION 27(A). Section 27(a) is hereby amended and restated in its entirety as follows:

                           "(a) The Board of Directors of the Company may, from time to time, before and after the Distribution Date, without the approval of any holders of Rights, supplement or amend any provision of this Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, and the Rights Agent shall, if the Company so directs, supplement or amend such provision; PROVIDED, HOWEVER, that from and after the earlier of the date of the first Section 11(a)(ii) Event or the date of the first Section 13(a) Event, and prior to the earlier of the Redemption Date or the Expiration Date, this Agreement shall not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than an Acquiring Person or a Surviving Person; and PROVIDED FURTHER, HOWEVER, that from and after the first date upon which there shall exist an Acquiring Person, this Agreement shall not be supplemented or amended in any manner without the approval of a majority of those directors of the Company who were directors prior to such date. Upon the delivery of a certificate from an officer of the Company that states that any supplement or amendment to this Agreement is in compliance with the terms of this Section 27, and provided such supplement or amendment does not change or increase the Rights Agent's rights, duties, liabilities or obligations hereunder, the Rights Agent shall execute such supplement or amendment."

         8. EFFECTIVENESS. This Amendment shall become effective immediately after the Effective Time (as defined in the Hawaiian Merger Agreement), and the Company hereby agrees to notify the Rights Agent of the occurrence of the Effective Time.

         9. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Hawaii and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         10. BINDING EFFECT. Except as specifically amended by this Agreement, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

         11. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date above first written.



                                   HAWAIIAN AIRLINES, INC.


                                   By:  /s/ Christine R. Deister
                                        ---------------------------------------
                                        Name:   Christine R. Deister
                                        Title:  Executive Vice President and
                                                Chief Financial Officer



                                   By:  /s/ Lyn Flanigan Anzai
                                        ---------------------------------------
                                        Name:   Lyn Flanigan Anzai
                                        Title:  Vice President, General Counsel
                                                and Corporate Secretary



                                   MELLON INVESTOR SERVICES LLC


                                   By:  /s/ Joseph W. Thatcher
                                        ---------------------------------------
                                        Name:   Joseph W. Thatcher
                                        Title:  Vice President